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                                                                   Exhibit 5.0

                      [Muldoon,Murphy & Faucette Letterhead]

                                November 6, 1998



Board of Directors
Grand Central Financial Corp.
601 Main Street
Wellsville, Ohio 43968

                  Re: The offering of up to 2,248,250 shares of Grand Central Financial Corp. Common Stock
                           ------------------------------------------

Ladies and Gentlemen:

         You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of Central Federal Savings and Loan Association of Wellsville (the "Association"), a federally-chartered savings and loan association, from the mutual form of ownership to a federally-chartered capital stock savings association (the "Conversion"), and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Grand Central Financial Corp., a Delaware corporation (the "Company"), of up to 1,955,000 shares of its common stock, par value $.01 per share ("Common Stock") (2,248,250 shares if the Estimated Valuation Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

         In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Secretary of State of Delaware on September 10, 1998 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission initially on September 23, 1998 (the "Registration Statement"); a consent of the sole incorporator of the Company; the ESOP trust agreement and the ESOP loan agreement; resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.




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Board of Directors
Grand Central Financial Corp.
November 6, 1998
Page 2

         In rendering this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law, upon which opinion we believe you are justified in relying. We have examined the opinion of Morris, Nichols, Arsht & Tunnell, which opinion is in form satisfactory to us.

         We understand that the Company will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

         Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

         1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

         2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust) will be duly authorized and, when such shares are sold and paid for or granted in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, will be validly issued, fully paid and nonassessable.

         The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

         1.      (a)       Subsections C.3 and C.6 of Article FOURTH and
                           Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the



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Board of Directors
Grand Central Financial Corp.
November 6, 1998
Page 3

                           Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

                  (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 and the Form AC and to the use of the name of our firm where it appears in the Registration Statement, Form AC and Prospectus.

                                                Very truly yours,


                                                /s/ Muldoon, Murphy & Faucette
                                                ------------------------------
                                                    MULDOON, MURPHY & FAUCETTE